EXHIBIT 99.1

Repros Requests Meeting With FDA to Discuss Phase 3 Requirements for Proellex® in the Treatment of Endometriosis

THE WOODLANDS, Texas, Dec. 19, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has requested a meeting to discuss Phase 3 requirements for the development of Proellex® (telapristone acetate) for the treatment of endometriosis. The Company anticipates a meeting will be scheduled during the first half of 2017.

In previous studies of women with severe endometriosis, Proellex® not only significantly reduced pelvic abdominal pain associated with menses, the primary pain associated with endometriosis, it also reduced the need for analgesics compared to  placebo.  In a recently completed Phase 2 study, final results showed a 55% reduction in total pill count of non-prescription and prescription analgesics in the Proellex®-treated arms, while placebo-treated subjects only experienced a reduction of 30% (p = 0.0619). This is encouraging given the small size of the study, 43 on either 6 or 12 mg Proellex® and 17 on placebo.

The Company has previously requested a meeting with the FDA to discuss Phase 3 requirements for the use of Proellex® in the treatment of symptomatic uterine fibroids.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to ongoing and future clinical studies and the timing and results thereof, the Company’s plans to communicate with the FDA, possible submission of one or more NDAs and the commercial potential of Proellex®, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT: Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com